EXHIBIT 21

SUBSIDIARIES OF THE REGISTRANT

Business Support Group of Michigan, Inc.

Cataract, Inc.
Programming Alternatives of Minnesota, Inc.
RCMT Delaware, Inc.

RCM Technologies Services Company, Inc.

RCM Technologies (USA), Inc.
RCM Technologies Canada Corp

Soltre Technology, Inc.